UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Stream Global Services, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STREAM GLOBAL SERVICES, INC.

Notice of Annual Meeting of Stockholders

STREAM GLOBAL SERVICES WILL HOLD ITS ANNUAL MEETING OF STOCKHOLDERS:

On Wednesday, June 1, 2011 at 11:00 a.m., Eastern Time

at the offices of Proskauer Rose LLP

at One International Place, Boston, Massachusetts 02110

At the Annual Meeting, stockholders will consider and act upon the following matters:

1.	To elect ten directors to our Board of Directors, each to serve for a term ending in 2012, or until his or her successor has been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

3.	To transact other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Stockholders of record on our books at the close of business on Monday, April 25, 2011, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

Included with this Notice and Proxy Statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2010, which contains our consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. You may obtain directions to the location of the Annual Meeting by contacting our Legal Department at (781) 304-1800.

By Order of the Board of Directors,

April 26, 2011

Alyssa J. Huber, Assistant Secretary

STREAM GLOBAL SERVICES, INC.

20 William Street, Suite 310 Wellesley, Massachusetts 02481

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on Wednesday, June 1, 2011

Stream Global Services, Inc., a Delaware corporation (referred to herein as “we,” “us” or “Stream”), is sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders, which will be held on Wednesday, June 1, 2011 at 11:00 a.m., Eastern Time, at the offices of Proskauer Rose LLP located at One International Place, Boston, Massachusetts 02110. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournments thereof.

We anticipate that this Notice of Meeting, proxy statement, enclosed proxy card and our Annual Report for the year ended December 31, 2010 will first be mailed to our stockholders on or about May 2, 2011.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting of

Stockholders to be held on June 1, 2011:

This proxy statement and our 2010 Annual Report to Stockholders are available for viewing,

printing and downloading at http://www.rrdexproxy.com/2011/2011StreamProxy/.

We will furnish without charge a copy of our Annual Report for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, or SEC, to any stockholder who requests it in writing or verbally by contacting Stream Global Services, Inc., 20 William Street, Suite 310, Wellesley, Massachusetts 02481, Attention: Legal Department, (781) 304-1800. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND COMMUNICATING WITH OUR BOARD OF DIRECTORS

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	To elect ten directors to our Board of Directors, each to serve for a term ending in 2012, or until his or her successor has been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

3.	To transact other business, if any, that may properly come before the Annual Meeting or any adjournment thereof.

Who can vote, and how many votes do I have?

To be able to vote on the above matters, you must have been a Stream stockholder of record at the close of business on April 25, 2011, the record date for the Annual Meeting. The holders of our common stock, $.001 par value per share (“common stock”), including the shares of our common stock in our publicly traded units, each comprised of one share of common stock and one warrant to purchase one share of common stock, are entitled to vote at our Annual Meeting.

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the Annual Meeting and at any adjournment thereof. As of the record date, there were 80,365,876 shares of our common stock issued and outstanding, including the shares of common stock in our publicly traded units.

Is my vote important?

Yes. Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How can I vote?

Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered directly in your name, not in “street name” by a bank or brokerage firm, then you can vote in either of the following ways:

1.	By mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope to our vote tabulator, Continental Stock Transfer & Trust Company. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote your shares in accordance with your instructions on the proxy card. Continental Stock Transfer & Trust Company must receive your proxy card not later than May 31, 2011, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you return an executed proxy card, but do not specify how you want your shares voted on one or more matters, then the persons named in the proxy card will vote your shares on uninstructed matters in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR the election of each director nominee and FOR Proposal 2.

2.	In person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name,” meaning they are held for your account by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm in the materials that accompany your voting instruction form. Under stock exchange rules that govern banks and brokerage firms, if you do not return an executed voting instruction form to your bank or brokerage firm, it will still be permitted to vote your shares on routine matters, but cannot vote your shares on non-routine matters. In the case of non-routine matters, if your bank or broker elects to vote your shares, your failure to provide instructions to your bank or brokerage firm will be treated as a “broker non-vote.” “Broker non-votes” are shares as to which a bank or brokerage firm does not vote, or has indicated that it does not have discretionary authority to vote. We believe that Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is the only matter that will be considered a routine matter for this meeting. We believe that Proposal 1, the election of directors, is not considered a routine matter and, therefore, if you do not give specific voting instructions with respect to Proposal 1, your bank or brokerage firm cannot vote your shares in its discretion. Thus, even if it elects to vote your shares on uninstructed matters, it may not vote on Proposal 1, and such “broker non-vote” will not be counted in determining the total number of shares necessary for approval of this proposal.

If you wish to attend the Annual Meeting to personally vote your shares held in street name, you will need to obtain a proxy card from the holder of record (i.e., your brokerage firm or bank) and bring it with you to the meeting. You will not be able to vote shares you hold in “street name” in person at the Annual Meeting unless you have a proxy from your brokerage firm or bank issued in your name giving you the right to vote your shares.

Can I change my vote after I have mailed my proxy card?

Yes. If your shares are registered directly in your name, you can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	signing and returning another proxy card as instructed above. Only your latest dated proxy will be counted;

•	giving our corporate Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions by contacting your brokerage firm or bank. You may also vote in person at the Annual Meeting if you obtain a broker’s proxy as described above.

What constitutes a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present in person or by proxy. A quorum consists of a majority in voting power of the issued and outstanding shares of our common stock.

Shares of common stock represented in person or by proxy (including, for example, shares represented by brokers under their discretionary voting authority and proxies submitted that reflect abstentions or which are uninstructed with respect to one or more matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, we expect to adjourn the meeting until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1): You are entitled to one vote for each share of our common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

You may:

•	vote FOR all nominees;

•	vote FOR one or more nominee(s) and WITHHOLD your vote from the other nominee(s); or

•	WITHHOLD your vote from all nominees.

The ten nominees for director receiving the highest number of votes cast FOR election will be elected as directors, regardless of whether that number represents a majority of the votes cast. Votes that are withheld will not be included in the vote tally and therefore will not affect the results of the vote.

Ratification of the appointment of our independent registered public accounting firm (Proposal 2): You are entitled to one vote for each share of our common stock held in your name. You may vote for or against the proposal, or you may abstain. The vote FOR this proposal by a majority of the total number of votes cast on this proposal at the meeting is needed to approve this matter. If you vote to abstain on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal for the purposes of the final vote tally.

How will votes be counted?

Each share of common stock will be counted as one vote. Shares will not be counted as voting on a particular matter in the final tally if either (1) the holder of the shares abstains from voting on the matter, or (2) the shares are broker non-votes. As a result, other than for quorum purposes, abstentions and broker non-votes will have no effect on the outcome of voting at the Annual Meeting.

Who will count the votes?

Our transfer agent and registrar, Continental Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of Continental Stock Transfer & Trust Company will serve as the inspector of elections at the meeting.

How does the Board of Directors recommend that I vote on the proposals?

Our Board of Directors recommends that you vote FOR the election of each director nominee and FOR the ratification of the appointment of our independent registered public accounting firm.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the Annual Meeting. If any other matter properly comes before the meeting, then the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote or act at the meeting with respect to that matter or proposal.

Does Stream require members of its Board of Directors to attend the Annual Meeting?

Our By-Laws require that the Chairman of our Board of Directors preside over the Annual Meeting, and if she cannot attend, then the Vice Chairman of our Board of Directors or one of our officers would preside in her stead. The other members of our Board of Directors are welcome to attend the Annual Meeting, but are not required to do so. Two of our directors attended our 2010 annual meeting of stockholders.

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days following the adjournment of our Annual Meeting.

Can I recommend a candidate for nomination to Stream’s Board of Directors for the 2012 annual meeting?

Yes. Stockholders may recommend director candidates for consideration by the Nominating Committee of our Board of Directors by submitting the stockholder’s name, address and phone number, the candidate’s name, address and phone number and the candidate’s resume to our Corporate Secretary at the address below. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2012 annual meeting, then the stockholder must submit a notice to the company within the same timeframes described for stockholder proposals outlined below under “How and when may I submit a stockholder proposal for the 2012 annual meeting other than for inclusion in the proxy materials under SEC Rule 14a-8?” You can find more detailed information on our process for selecting members to our Board of Directors and our criteria for nominees to our Board of Directors in the section of this proxy statement entitled “Committees of our Board of Directors—Nominating Committee.”

How and when may I submit a stockholder proposal for inclusion in the proxy materials for the 2012 annual meeting under SEC Rule 14a-8?

If you are interested in submitting a shareholder proposal for inclusion in the proxy statement for our 2012 annual meeting, then you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, your stockholder proposal must be delivered to the address noted below no later than December 28, 2011.

How and when may I submit a stockholder proposal for the 2012 annual meeting other than for inclusion in the proxy materials under SEC Rule 14a-8?

If you wish to propose a director candidate or present a proposal on any other matter, including a shareholder proposal that you do not wish to have included in the proxy statement and proxy card, you must give written notice to us at the address noted below. If we hold our 2012 annual meeting on or near the first anniversary of our 2011 Annual Meeting (that is, June 1, 2012), then we must receive this required notice no earlier than February 1, 2012 and no later than March 2, 2012. However, if we change the date of our 2012 annual meeting by advancing it by more than 20 days before June 1, 2012 or by delaying it more than 60 days after June 1, 2012, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to such annual meeting and no later than either (A) the close of business on the 90th day prior to such annual meeting or (B) 10 days after we notify our stockholders of the meeting either by mail or by public disclosure, whichever date occurs first. If you do not provide timely notice of a proposal to be presented at the 2012 annual meeting of stockholders, then the persons named in the proxy card that accompanies the proxy statement for our 2012 annual meeting will decide, in their own discretion, whether or not, and how, to vote on that proposal, or the proposal may be determined not to have been properly brought before the meeting.

Any proposals, notices or information about proposed director candidates should be sent to:

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Attention: Corporate Secretary

How can I communicate with Stream’s Board of Directors?

Our stockholders may send communications to our Board of Directors by forwarding them to our Secretary at the above address. Our Secretary reviews and presents all stockholder communications to our Board in a timely fashion.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the Annual Meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews.

•

We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact:

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Attention: Legal Department

(781) 304-1800

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our legal department at the address or telephone number listed above. If you wish to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and wish to receive only one copy per household, then you should contact your bank, broker, or other nominee record holder.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2011 Annual Meeting, our stockholders will elect ten directors to our Board of Directors, each to hold office until our 2012 annual meeting of stockholders. The nominees were selected in accordance with a certain Stockholders Agreement, dated as of October 1, 2009 (the “Stockholders Agreement”), among Stream, Ares Corporate Opportunities Fund II, L.P. (“Ares”), NewBridge International Investment Ltd. (“NewBridge”), and EGS Dutchco B.V. (“Dutchco” and together with NewBridge, the “EGS Stockholders”). Ares, NewBridge and Dutchco are referred to as the “Ares Significant Investor,” the “Ayala Significant Investor” and the “PEP Significant Investor,” respectively, and are referred to collectively as the “Significant Investors.”

The nominees to our Board of Directors are Kathryn Marinello (Chairman), Alfredo I. Ayala (Vice Chairman), G. Drew Conway, Matthew Cwiertnia, Paul G. Joubert, David B. Kaplan, R. Davis Noell, Julie G. Richardson, Gilbert Santa Maria and Nathan Walton. Pursuant to the Stockholders Agreement,

•	Messrs. Ayala, Noell and Santa Maria, and Ms. Richardson, were designated by the Ayala Significant Investor and the PEP Significant Investor; and

•	Messrs. Kaplan, Cwiertnia and Walton were designated by the Ares Significant Investor.

All of the nominees to our Board of Directors are currently directors of Stream.

The persons named in the enclosed proxy card will vote to elect these ten nominees to our Board of Directors, unless you withhold authority to vote for the election of any or all of the nominees by marking the proxy card to that effect. Each nominee has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, then the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our Board of Directors. Our Board of Directors has no reason to believe that any of the director nominees would be unable to serve if elected.

Our Board of Directors recommends a vote FOR each of the nominees to our Board of Directors.

NOMINEES TO SERVE AS DIRECTORS

Information concerning our directors as of April 15, 2011 is set forth below, including age, period of service as a director of Stream and committees of our Board on which he or she serves, principal occupation and business experience during the past five years and the names of other publicly held companies of which he or she serves as a director. Information about the number of shares of common stock beneficially owned by each director appears below in the section titled, “Security Ownership of Certain Beneficial Owners and Management.” Also see the section below titled, “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and Named Executive Officers of Stream.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
Kathryn Marinello Chairman of the Board, Chief Executive Officer and President	54	August 2010	Kathryn Marinello has served as Chairman of the Board of Directors, Chief Executive Officer and President since August 2010. She was elected to our Board of Directors pursuant to the Stockholders Agreement. Prior to joining Stream, Ms. Marinello served as Chairman of the Board, Chief Executive Officer and President of Ceridian Corporation, a human resources outsourcing company, from September 2006 to January 2010. Prior to joining Ceridian, from January 1997 to September 2006, Ms. Marinello held several senior roles at General Electric Company, most recently as the Chief Executive Officer and President of the Fleet Commercial Finance organization. Ms. Marinello has served on the board of directors of the General Motors Company, an automobile manufacturer, since 2007. We believe Ms. Marinello’s qualifications to serve on our Board of Directors include her extensive leadership experience as the Chairman of Ceridian, a business process outsourcing company where, during her tenure, she substantially improved the company’s customer satisfaction and employee engagement.

Alfredo I. Ayala Vice Chairman of the Board Compensation Committee	50	October 2009	Alfredo I. Ayala has served as Vice Chairman of our Board of Directors since October 2009. Mr. Ayala was elected to our Board of Directors in accordance with the Stockholders Agreement pursuant to his designation by the Ayala Significant Investor and the PEP Significant Investor. Since 2006, Mr. Ayala has served as a managing director and member of the management committee of Ayala Corporation, as well as the Chief Executive Officer of LiveIt Investments Ltd., the BPO investment arm of Ayala Corporation. From February 2004 to December 2009, he served as Chairman of the Board of eTelecare Global Solutions, Inc., which merged with Stream in October 2009. Mr. Ayala currently serves on the board of directors of NewBridge International Investments Ltd., Integreon, Inc., Affinity Express, Inc. and HRMall, Inc., and, since 2006, he has been the Chairman of the Business Process Outsourcing Association of the Philippines (“BPAP”), a not-for-profit

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
			industry organization. We believe Mr. Ayala’s qualifications to serve on our Board of Directors include his extensive leadership experience in the BPO industry, most notably his tenures as the Chairman of the Board of eTelecare and the Chairman of BPAP.

G. Drew Conway Audit Committee	53	July 2007	G. Drew Conway has served as a member of our Board of Directors since July 2007. He was elected to our Board of Directors pursuant to the Stockholders Agreement. Since April 2006, Mr. Conway has served as the Chief Executive Officer and President of Sagent Partners, LLC, a consulting firm providing strategic IT solutions to government prime contractors and agencies. He also serves as the Chief Executive Officer and President of Sagent Healthstaff LLC, a healthcare-staffing company that he founded in September 2002. Prior to Sagent, Mr. Conway served as Chairman of the Board and Chief Executive Officer of Renaissance Worldwide, Inc., a publicly traded global provider of business and technology consulting services. Mr. Conway serves on the Boards of Directors of the Sagent Group, Sagent Healstaff, Sagent Partners, Island Issue and NurseRecruiter.com, a privately held nurse recruiting online portal. We believe Mr. Conway’s qualifications to serve on our Board of Directors include his more than 20 years of experience as a chief executive officer and director of global strategy and IT service companies.

Matthew Cwiertnia	39	June 2010	Matthew Cwiertnia has served as a member of our Board of Directors since June 2010. He was elected to our Board of Directors in accordance with the Stockholders Agreement pursuant to a designation by the Ares Significant Investor. Mr. Cwiertnia is a Senior Partner in the Private Equity Group of Ares Management LLC, an alternative asset investment management firm. Prior to joining Ares Management in April 2005, Mr. Cwiertnia worked in the Financial Sponsors Group at Credit Suisse First Boston providing advisory and financing services to financial sponsors and their portfolio companies. Prior to Credit Suisse First Boston, Mr. Cwiertnia was an investment banker with Jefferies & Co. Inc. in the Leveraged Finance Group primarily focused on high yield debt financings and restructurings. Mr. Cwiertnia currently serves on the Boards of Directors of Orchard Supply Hardware Stores Corporation, a subsidiary of Sears Holding, and Sotera Defense Solutions, Inc., a privately held national security technology company. Mr. Cwiertnia also serves on the Investment Committee, Finance Committee and Board of Governors of The UCLA Foundation, which manages approximately $1 billion in

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
			endowed assets. We believe that Mr. Cwiertnia’s qualifications to serve on our Board of Directors include his over 15 years of experience in investment banking and private equity.

Paul G. Joubert, CPA Audit Committee, Chairman	63	July 2008	Paul G. Joubert has served as a member of our Board of Directors since his retirement in July 2008 from PricewaterhouseCoopers LLP, or PWC, an international accounting firm that he joined in 1971. He was elected to our Board of Directors pursuant to the Stockholders Agreement. Mr. Joubert is the Chairman of our Audit Committee and also our Audit Committee financial expert. Mr. Joubert is the Founding Partner of EdgeAdvisors, a privately held management consulting organization, a position he has held since June 2008. During his tenure at PWC, Mr. Joubert served as a partner in the firm’s Assurance practice and led its Technology, InfoCom and Entertainment practice for the Northeast region of the United States. Prior to that, he served as Partner-in-Charge of PWC’s Northeast Middle Market Group and Chief of Staff to the Vice-Chairman of PWC’s domestic operations. Mr. Joubert previously served on the Board of Directors of Phaseforward, a publicly traded company that was recently acquired by Oracle, from May 2009 to September 2010, and the Board of Directors of the Massachusetts Innovative Technology Exchange. Mr. Joubert also currently serves on the Board of Overseers of the Boston Museum of Science. We believe Mr. Joubert’s qualifications to serve on our Board of Directors include his 40 years of experience in finance and accounting.

David B. Kaplan Compensation Committee, Chairman	43	August 2008	David B. Kaplan has served as a member of our Board of Directors since August 2008. He was elected to our Board of Directors in accordance with the Stockholders Agreement pursuant to a designation by the Ares Significant Investor. Mr. Kaplan is a Senior Partner of Ares Management LLC, where he serves on the Executive Committee and co-heads the Ares Private Equity Group. Prior to joining Ares in April 2003, Mr. Kaplan was a Senior Principal at Shelter Capital Partners, LLC from June 2000 to April 2003. From 1991 to 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates. Prior to Apollo, Mr. Kaplan was a member of the investment banking department of Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan has served on the Boards of Directors of Orchard Supply Hardware Stores Corporation and General Nutrition Centers Inc. since March 2007, and the Board of Directors of FDO Holdings, Inc., the indirect parent of Floor and Décor Outlets of America, Inc., since

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
			November 2010. Mr. Kaplan also currently serves on the Board of Governors of Cedars-Sinai Medical Center and the Los Angeles Advisory Council to the University of Michigan, and is a Trustee of the Center for Early Education and the Marlborough School. We believe that Mr. Kaplan’s qualifications to serve on our Board of Directors include his over 20 years of experience in investment banking and private equity, and serving on the board of directors of other companies.

R. Davis Noell Nominating Committee	32	October 2009	R. Davis Noell has served as a member of our Board of Directors since October 2009. He was elected to our Board of Directors in accordance with the Stockholders Agreement pursuant to a designation by the Ayala Significant Investor and the PEP Significant Investor. Mr. Noell is a Principal of Providence Equity Partners. Prior to joining Providence in 2003, Mr. Noell was an analyst in Deutsche Bank’s media investment banking group. Mr. Noell has also served on the Board of Directors of Altegrity Inc., a privately held security and information technology services company, since November 2010, and from December 2008 to September 2009, he served on the Board of Directors of eTelecare Global Solutions, Inc. We believe Mr. Noell’s qualifications to serve on our Board of Directors include his 10 years of experience in finance and private equity.

Julie G. Richardson Compensation Committee	48	October 2009	Julie G. Richardson has served as a member of our Board of Directors since October 2009. She was elected to our Board of Directors in accordance with the Stockholders Agreement pursuant to a designation by the Ayala Significant Investor and the PEP Significant Investor. Ms. Richardson is a Managing Director of Providence Equity, where she leads the New York office. Prior to joining Providence in 2003, Ms. Richardson served as Vice Chairman of J.P. Morgan’s investment banking division and Chairman of the firm’s telecom, media and technology group. Prior to joining J.P. Morgan in 1998, Ms. Richardson was a Managing Director at Merrill Lynch, where she worked for over 11 years. Ms. Richardson also serves on the Boards of Directors of Open Solutions since August 2006, SunGard Data Systems since August 2005, and Altegrity since September 2007, as well as the Make a Wish Foundation. We believe that Ms. Richardson’s qualifications to serve on our Board of Directors include her 24 years of experience in investment banking and private equity.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships
Gilbert Santa Maria	44	March 2011	Gilbert Santa Maria was elected to our Board of Directors in March 2011 in accordance with the Stockholders Agreement pursuant to a designation by the Ayala Significant Investor and the PEP Significant Investor. Mr. Santa Maria is the Chief Operating Officer and Chief Financial Officer of HRMall Inc., a BPO company that provides outsourced human resources, finance and accounting services, and a Senior Advisor to LiveIt Investments Ltd, the BPO investment arm of Ayala Corporation. Prior to joining HRMall in April 2010, he was the Senior Vice President of corporate development, as well as the Country Head of the Philippine operations, at eTelecare Global Solutions, Inc. (which merged with Stream in October 2009) from June 2004 to March 2010. In addition, from September 1991 to December 1995 he was a consultant with Booz Allen Hamilton, and from April 1998 to March 2000 he was an investment professional with an Asian affiliate of Warburg Pincus. Mr. Santa Maria also serves on the Board of Directors of Integreon, Inc., a Philippine BPO company, since February 2011, and HRMall Inc. since April 2011. We believe that Mr. Santa Maria’s qualifications to serve on our Board of Directors include his over 15 years of experience in operations, corporate development, management consulting and private equity.

Nathan Walton Nominating Committee, Chairman	33	August 2008	Nathan Walton has served as a member of our Board of Directors since August 2008. He was elected to our Board of Directors in accordance with the Stockholders Agreement pursuant to a designation by the Ares Significant Investor. Mr. Walton is a Principal of Ares Management LLC, an alternative asset investment management firm. Mr. Walton joined Ares Management in March 2006 as part of the Capital Markets Group and later moved to the Private Equity Group in March 2007. He has also served on the Board of Directors of Plasco Energy Group, Inc., a private innovative green technology company, since July 2010. He received a BA in Politics from Princeton University and a MBA from Stanford University. We believe that Mr. Walton’s qualifications to serve on our Board of Directors include his five years of experience in investment banking and private equity.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. Although stockholder approval of the Audit Committee’s appointment of Ernst & Young LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If our stockholders do not ratify this appointment, then our Audit Committee will reconsider its appointment of Ernst & Young LLP. We expect that a representative of Ernst & Young LLP, which served as our auditors for the year ended December 31, 2010, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.

Our Board of Directors recommends a vote FOR this proposal.

Pre-Approval of Audit and Non-Audit Services

All services by our independent registered public accounting firm and the associated fees must be submitted to the Audit Committee of our Board of Directors for approval. Our Audit Committee pre-approved all of the fees described below.

Auditor’s Fees

Ernst & Young LLP has served as our independent registered public accounting firm since October 11, 2008. The following table provides information about the fees we paid to Ernst & Young LLP during the 2010 and 2009 fiscal years.

Independent Registered Public Accounting Firm	Year	Audit Fees ($)	Audit-Related Fees ($)		Tax Fees ($)	All Other Fees ($)
Ernst & Young LLP	2010	1,936,137(1)	4,058	(2)	242,203	0
	2009	2,632,166(3)	0		3,689	245,282	(4)

(1)	Represents total fees billed by Ernst & Young LLP for: (a) the audit of our annual financial statements and review of our interim financial statements included in our quarterly reports on Form 10-Q; and (b) services provided by Ernst & Young LLP in connection with statutory filings of our subsidiaries incorporated outside of the United States.
(2)	Represents total fees billed by Ernst & Young LLP related to compliance with government grants.
(3)	Represents total fees billed by Ernst & Young LLP for: (a) the audit of our annual financial statements and review of our interim financial statements included in our quarterly reports on Form 10-Q; (b) preparation of comfort letters in connection with our senior secured note offering conducted in October 2009; and (c) services provided by Ernst & Young LLP in connection with statutory filings of our subsidiaries incorporated outside of the United States.
(4)	Consists of fees billed by Ernst & Young LLP relating to due diligence in connection with our acquisition of EGS Corp.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Executive Officers

Information concerning our executive officers as of April 15, 2011 is set forth below:

Name	Age	Position
Kathryn Marinello	54	Chairman of the Board of Directors, Chief Executive Officer and President
Dennis Lacey	57	Executive Vice President and Chief Financial Officer
Robert Dechant	49	Executive Vice President, Global Sales and Marketing
Brian Delaney	53	Executive Vice President and Chief Operating Officer

Kathryn Marinello has served as Chairman of the Board of Directors, Chief Executive Officer and President since August 2010. See Ms. Marinello’s biography set forth in the section entitled, “Nominees to Serve as Directors” above.

Dennis Lacey has served as our Executive Vice President and Chief Financial Officer since January 2010. Prior to joining us, Mr. Lacey served as head of capital markets of Republic Financial Corporation, a private investment firm from September 2006 to September 2009. Prior to that, Mr. Lacey served as executive vice president and chief financial officer of TeleTech Holdings, Inc., a global CRM services provider from May 2003 to August 2006. Prior to that, Mr. Lacey served as executive vice president and chief financial officer of CKE Restaurants Inc., a nationwide operator of fast food restaurants, from April 2001 to March 2003. Prior to that, Mr. Lacey served as executive vice president and chief financial officer of Imperial Bancorporation, a NYSE listed commercial bank focused on high tech lending and film finance, from April 1998 to January 2001. Prior to that, Mr. Lacey served as chief executive officer of Capital Associates, a public equipment leasing company, from September 1989 to March 1998. Prior to that, Mr. Lacey served as an audit partner at Coopers & Lybrand, an international accounting firm.

Robert Dechant has served as our Executive Vice President, Global Sales and Marketing since August 2008. Prior to joining us, Mr. Dechant served as senior vice president of sales and marketing and general manager of the Data and Voice Business Unit for 3Com Corporation from April 2006 to June 2008. From February 2003 to October 2004, Mr. Dechant served as executive vice president of sales and marketing of Modus Media Inc. From 1997 to 2003, Mr. Dechant handled several roles for Stream International as senior vice president of sales and marketing and chief operating officer. From 1994 to 1997, Mr. Dechant served as vice president of sales for Software Support Inc. (acquired by Convergys Corp in 1996) and also held various roles at IBM Corp.

Brian Delaney joined Stream as our Executive Vice President and Chief Operating Officer in February 2011. Prior to joining us, from November 2008 to January 2010, Mr. Delaney served as senior vice president of operations at DISH Network. Prior to DISH, from December 2003 to October 2008, Mr. Delaney held numerous senior positions at TeleTech Holdings, a global BPO company, most recently from February 2007 to October 2008, as the executive vice president and chief operations officer, and from February 2006 to February 2008, as the executive vice president of global operations. Prior to TeleTech, from 2000 to 2002, Mr. Delaney was the chief information officer at Dataplay, Inc., and from 1987 to 2000, Mr. Delaney held numerous senior roles at Ticketmaster L.L.C., with his most recent role from 1998 to 2000 as the executive vice president of customer care.

CORPORATE GOVERNANCE

Overview

Director Independence. Under the applicable rules of NYSE Amex, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Messrs. Ayala, Conway, Cwiertnia, Joubert, Kaplan, Noell, and Walton, and Ms. Richardson has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the NYSE Amex independence criteria.

Director Qualifications and Selection. The members of our Board of Directors were elected in accordance with the Stockholders Agreement. Pursuant to the Stockholders Agreement, each (a) Significant Investor and (b) other party to such agreement that owns, together with its affiliates, at least 5% of the then outstanding shares of our common stock agreed to vote all of its shares of our common stock to elect up to eleven members of our Board of Directors as follows:

•	up to three members designated by the Ares Significant Investor as long as certain share ownership conditions are met;

•	up to three members designated by the Ayala Significant Investor and the PEP Significant Investor as long as certain equity ownership conditions are met;

•

one member who satisfies applicable director independence requirements for continued listing of our common stock (an “Independent Director”) designated by the Ares Significant Investor as long as certain share ownership conditions are met (and thereafter by our Board of Directors with the approval of a majority of the members of our Board of Directors, which majority must, subject to certain conditions, include one member designated by each of the Significant Investors (“Requisite Board Approval”));

•

one Independent Director designated by the Ayala Significant Investor and the PEP Significant Investor as long as certain share ownership conditions are met (and thereafter by our Board of Directors with Requisite Board Approval);

•	up to two Independent Directors designated by our Board of Directors with Requisite Board Approval; and

•	one member who holds the position of our Chief Executive Officer.

In addition to the foregoing voting requirements and designation rights, as long as it or they own at least 25% of the shares of our common stock it or they owned at the closing of the combination of EGS Corp., a Philippine corporation, the parent company of eTelecare Global Solutions, Inc., and Stream in a stock-for-stock exchange (the “Combination”) (in all cases, together with their respective affiliates), each of (a) the Ares Significant Investor and (b) the Ayala Significant Investor and the PEP Significant Investor jointly, is entitled to designate members of each committee of our Board of Directors (other than special committees where a conflict of interest exists) in an equal proportion to their Board of Directors designation rights (other than for Independent Directors).

Board Leadership Structure. Our By-Laws permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. The Board of Directors reviews its structure and our leadership annually.

The Board believes that Stream and its shareholders are best served at this time by having Ms. Marinello serve as our Chairman and Chief Executive Officer. Combining the roles of Chairman and Chief Executive

Officer makes clear that we have a single leader who is directly accountable to the Board and, through the Board, to our shareholders. It establishes one voice who speaks for the company to customers, employees, shareholders and other stakeholders. This structure reinforces Ms. Marinello’s overall responsibility for the company’s business and strategy, under the oversight and subject to the review of the Board. It strengthens the Board and the Board’s decision-making process because Ms. Marinello, who has first-hand knowledge of our operations and the major issues facing Stream, chairs the Board meetings where the Board discusses strategic and business issues. This structure also enables Ms. Marinello to act as the key link between the Board and other members of management.

In addition to our Chairman, our By-Laws permit the Board to appoint a Vice Chairman who shall preside at meetings of the Board of Directors in the absence of the Chairman. After the closing of the Combination and pursuant to the Stockholders Agreement, as long as Alfredo Ayala is a director designated by the Ayala Significant Investor and the PEP Significant Investor, he will serve as the Vice Chairman of our Board of Directors.

The Board’s Role in Risk Oversight. The Board of Directors is responsible for overseeing risk management at Stream. The Board regularly considers our risk profile when reviewing our overall business plan and strategy and when making decisions impacting the company. Our Board administers its financial risk oversight function directly through its Audit Committee. Our Board receives regular reports from members of senior management on areas of material risk to Stream, including organizational, financial and legal risks, and discusses with management their potential impact on Stream and the steps we take to manage them.

Code of Business Conduct and Ethics and Board Committee Charters. We have adopted a written Code of Business Conduct and Ethics for all of our officers, employees and directors, and charters for our Audit, Compensation and Nominating committees of our Board of Directors. The charters of our Audit, Compensation and Nominating Committees give each of these committees the authority to retain independent legal, accounting and other advisors.

You can find our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating Committees in the “corporate governance” section of our website, www.stream.com, or by contacting us at the address or telephone number set forth below. We intend to post on our website any disclosures that are required by law or NYSE Amex listing standards concerning amendments to, or waivers from, our Code of Business Conduct and Ethics.

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, MA 02481

Attention: Legal Department

(781) 304-1800

Board and Committee Meetings. During 2010, our Board met 11 times, our Audit Committee met six times, our Compensation Committee met five times, and our Nominating Committee met twice. Each of our incumbent directors who has been a member of our Board since January 2010 attended at least 75% of the meetings of the Board and committee on which he or she served. Mr. Cwiertnia joined the Board in June 2010 and attended five out of eight, or 63%, of the meetings of the Board held during his tenure in 2010. Our Board regularly meets in executive session without Ms. Marinello or any other Stream employees present.

Committees of our Board of Directors

Audit Committee. Our Audit Committee consists of Messrs. Joubert (Chairman) and Conway, each of whom meets NYSE Amex criteria for independence and SEC criteria for independent audit committee members and is able to read and understand financial statements. In addition, our Board has determined that Mr. Joubert is an “audit committee financial expert” as defined by SEC rules. The Audit Committee’s responsibilities include:

•	serving as an independent and objective party to monitor our financial reporting process and audits of our financial statements and internal control system;

•	approving the annual fees of our independent registered public accounting firm and their annual engagement as our auditors and appointment by our stockholders;

•	oversight of our risk management function;

•	reviewing and appraising the audit efforts of our independent registered public accounting firm, internal finance department and internal audit department; and

•	providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, internal finance department, and Board of Directors.

Compensation Committee. Our Compensation Committee consists of Messrs. Kaplan (Chairman) and Ayala, and Ms. Richardson, each of whom meets NYSE Amex criteria for independence. Our Board of Directors established a Section 162(m) Committee for the purpose of overseeing cash and equity compensation payments and awards to “covered persons” under Section 162(m) of the Internal Revenue Code. Our Section 162(m) Committee consists of Messrs. Conway and Joubert. Our Compensation Committee’s responsibilities include:

•	Reviewing and approving the compensation of our Chief Executive Officer and our other executive officers;

•	Overseeing the evaluation of our senior management team;

•	Reviewing and making recommendations to the Board with respect to our incentive compensation and equity-based plans;

•

Exercising all of the rights, authority and functions of the Board under our equity-based plans, including interpreting the terms of the plans and granting options and other stock awards under the plans;

•	Reviewing and making recommendations to the Board with respect to director compensation; and

•	Reviewing and making recommendations to the Board with respect to management succession planning.

Nominating Committee. Our Nominating Committee consists of Messrs. Walton (Chairman) and Noell, each of whom meets NYSE Amex criteria for independence. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board, and considers persons identified by its members, as well as our management, stockholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The Nominating Committee does not distinguish among nominees recommended by stockholders and other persons.

Audit Committee Report

The primary function of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our registered public accounting firm’s qualifications, independence and performance.

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2010. The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, AU Section 380 (Communication with Audit Committees) as modified or supplemented.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the registered public accounting firm their independence from us. The Audit Committee also considered whether the provision by Ernst & Young LLP of the non-audit services is compatible with maintaining the auditors’ independence and determined that the non-audit services were indeed compatible with maintaining Ernst & Young’s independence.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to the Board that Stream’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee also recommended to our Board and our Board approved, subject to shareholder ratification, the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

This Audit Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates the Report.

Paul G. Joubert, Chairman

G. Drew Conway

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

Overview

The following is a discussion of our overall compensation philosophy, objectives and practices for our senior management team, focusing on the total compensation of the following individuals who served as our principal executive officer during the fiscal year ended December 31, 2010, as well as the three other most highly compensated executive officers, each of whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2010, all of whom we refer to collectively as our “Named Executive Officers”:

•	Kathryn Marinello, our Chairman, Chief Executive Officer and President;

•	R. Scott Murray, who served as our Chairman, Chief Executive Officer and President until August 19, 2010;

•	Dennis Lacey, our Executive Vice President and Chief Financial Officer;

•	Robert Dechant, our Executive Vice President, Global Sales and Marketing; and

•	Robert Lyons, who served as our Executive Vice President and Chief Technology Officer until December 31, 2010.

Our compensation policies are designed to attract and retain high quality executives and employees, and to motivate and reward our executives and employees for superior company performance. Our compensation philosophy is to balance retention of executive talent with performance-based incentive compensation. Our incentive compensation programs are designed to reward our Named Executive Officers for our sustained financial and operating performance. We believe that the compensation of our Named Executive Officers should align their interests with those of our shareholders in order to attain our ultimate objective of increasing shareholder value, and focus their efforts on the achievement of short-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the Compensation Committee of our Board of Directors, which is comprised entirely of directors who satisfy the NYSE Amex “independence” requirements, to establish and administer our compensation practices to ensure that these practices are competitive and include incentives designed to appropriately drive our performance.

Compensation Philosophy and Objectives

Our Compensation Committee reviews and approves all compensation for our executive officers, including salary, bonus, equity compensation, perquisites, severance arrangements and change in control benefits. Its philosophy regarding the total compensation of our executive officers, which consists primarily of base salary, target annual cash bonus and estimated value of stock-based awards, is to balance our desire to retain our executives with our short and long-term performance objectives.

Our Chief Executive Officer, Executive Vice President of Global Human Resources and other members of our human resources department support the work of the Compensation Committee by providing recommendations about the compensation of senior executives. The Compensation Committee meets periodically in executive session without management present.

In 2009, our Compensation Committee worked with an independent compensation consultant, Pearl Meyer and Partners, or PMP, to assist with its review of the compensation of our executives; PMP reported directly to the Compensation Committee. At that time, PMP conducted market research and developed recommendations for the compensation of our Chief Executive Officer and other executive officers, which was utilized by the Compensation Committee. With the help of PMP, our Compensation Committee selected a peer group of companies that we generally considered in determining the compensation of our executive officers. The peer group included companies with the following characteristics:

•	companies whose services offered, revenue and market capitalization as of June 2009, when the peer group was determined, and based on 2008-2009 data for such companies, were similar to ours;

•	companies with similar executive positions to ours;

•	public companies whose compensation and financial data are available in proxy statements or other public documents; and

•	companies that generally overlap with us in the labor market for talent.

Peer Group
Administaff Inc.
CBIZ Inc.
Convergys Corp.
CSG Systems Intl Inc.
Genpact Ltd.
Harte Hanks Inc.
Hewitt Associates Inc.
Moduslink Global Solutions
Sykes Enterprises Inc.
Syntel Inc.
Teletech Holdings Inc.
WNS (Holdings) Ltd.

In addition to the peer group, PMP also used data from a survey group in its executive compensation analysis, especially for executive positions for which our peer group companies did not publicly disclose compensation information. The survey group consisted of the 2009 CHiPS Executive and Senior Management Total Compensation Survey with a technology industry focus and a confidential survey with a services industry focus.

Risk Considerations in Executive Compensation

Our Compensation Committee considered the concept of risk as it relates to our executive compensation program and it does not believe that our executive compensation program encourages excessive or inappropriate risk taking. As described herein, we structure our pay to consist of both fixed and variable compensation to motivate our executives to produce superior short- and long-term results that are in the best interests of our company and shareholders. The compensation opportunities available to our executive officers, as well as to other employees, take into account internally verified financial reports, are limited by a pre-established maximum cap, and are balanced by other forms of incentives such as equity awards that vest over time and whose value depends on Stream’s success over the long-term. Consequently, we believe that our compensation policies and practices for our executives and employees are not reasonably likely to have a material adverse effect on our company.

Components of Executive Compensation

Our executive compensation consists primarily of three components: base salary, annual cash bonuses, and stock-based awards.

Base salary.

In determining the base salary of Kathryn Marinello, our Chief Executive Officer, it was the judgment of the Compensation Committee and the Board that based on her prior experience as the Chairman, Chief Executive Officer and President of Ceridian Corporation, and her extensive experience on the board of directors and audit committee of the General Motors Company, her initial base salary should be commensurate with the base salary she earned at Ceridian.

In determining the base salaries of our other Named Executive Officers, the Compensation Committee targeted the median of the salaries of comparable executives in our peer group and our survey group. The salaries for each of our Named Executive Officers for the fiscal years ended December 31, 2009 and 2010 are set forth in the table entitled “Summary Compensation” below. In 2009, the base salaries of our executives were in approximately the 45th to 60th percentile range of our peer group and survey group. No Named Executive Officer received an increase in his base salary in 2010.

Annual cash bonuses. The objective of our paying annual cash bonuses based on company performance is to ensure that our executives focus on our company’s overall financial performance and not solely on individual performance. By tying the payment of bonuses to the financial goals of the company, we believe that our executives are properly motivated to achieve both our short and long-term goals.

2010 MIP

For fiscal year 2010, our Compensation Committee approved a management incentive plan under which the cash bonuses for our Named Executive Officers were targeted to be 60% of their base salary (100% for R. Scott Murray, our Chief Executive Officer during such period prior to his resignation). We believe that these levels of cash bonuses provide an important incentive for our executive officers to contribute to our success as a company.

Our 2010 management incentive plan was designed such that each of our executives was eligible to receive a cash incentive award based on our achievement of a certain percentage of Adjusted EBITDA (as defined in the 2010 management incentive plan). Our Compensation Committee had the discretion to determine whether or not to make any awards under our 2010 management incentive plan.

Under our 2010 management incentive plan,

•	if we achieved Adjusted EBITDA of at least $80 million, but less than $90 million, then our Named Executive Officers were eligible to receive between 50% and 95% of their target bonuses;

•	if we achieved Adjusted EBIDTA of at least $90 million but less than $95.4 million, then our Named Executive Officers were be eligible to receive 100% of their target bonuses; and

•

if we achieved Adjusted EBITDA greater than $95.4 million, then our Named Executive Officers were eligible to receive accelerators for over-achievement, consisting of a bonus ranging between 110% and 200% of their target bonuses.

Since the company did not achieve a minimum of $80 million in Adjusted EBITDA for fiscal year 2010, no bonuses were awarded to any participant under the 2010 management incentive plan.

Discretionary Bonuses

In March of 2011, our Compensation Committee approved (i) a discretionary cash bonus for Kathryn Marinello, Stream’s Chairman, Chief Executive Officer and President, in the amount of $300,000 and (ii) discretionary Q4 2010 special incentive cash bonuses outside the 2010 management incentive plan to the following Named Executive Officers in the amounts set forth opposite their names:

Dennis Lacey, EVP and CFO	$70,000
Robert Dechant, EVP of Global Sales and Marketing	$65,000

2011 MIP

For fiscal year 2011, our Compensation Committee approved a management incentive plan under which the cash bonuses for our Named Executive Officers were targeted to be 60% of their base salary (100% for our Chief

Executive Officer). We believe that these levels of cash bonuses provide an important incentive for our executive officers to contribute to our success as a company.

Our 2011 management incentive plan was designed such that each of our executives was eligible to receive a cash incentive award based on our achievement of a certain percentage of Adjusted EBITDA (as defined in the 2011 management incentive plan). Under our 2011 management incentive plan,

•

if we achieve Adjusted EBITDA of at least $76.5 million, but less than $80.5 million, then our Named Executive Officers are eligible to receive a certain percentage of his or her annual target bonus for each annual company performance metric achieved, up to a maximum of 60% of their target bonuses;

•

if we achieve Adjusted EBITDA of at least $80.5 million, but less than $84.5 million, then our Named Executive Officers are eligible to receive a certain percentage of his or her annual target bonus for each annual company performance metric achieved, up to a maximum of 80% of their target bonuses;

•

if we achieve Adjusted EBITDA of at least $84.5 million, but less than $88.5 million, then our Named Executive Officers are eligible to receive a certain percentage of his or her annual target bonus for each annual company performance metric achieved, up to a maximum of 100% of their target bonuses;

•

if we achieve Adjusted EBITDA of at least $88.5 million, but less than $92.5 million, then our Named Executive Officers are eligible to receive a certain percentage of his or her annual target bonus for each annual company performance metric achieved, up to a maximum of 110% of their target bonuses;

•

if we achieve Adjusted EBITDA of at least $92.5 million, but less than $102.5 million, then our Named Executive Officers are eligible to receive a certain percentage of his or her annual target bonus for each annual company performance metric achieved, up to a maximum of 130% of their target bonuses; and

•

if we achieve Adjusted EBITDA of at least $102.5 million or more, then our Named Executive Officers are eligible to receive a certain percentage of his or her annual target bonus for each annual company performance metric achieved, up to a maximum of 150% of their target bonuses.

No payments under the 2011 management incentive plan will be made unless the Company achieves a minimum of $76.5 million in Adjusted EBITDA for fiscal year 2011, as calculated pursuant to the terms of the plan.

2010 Executive Sales Incentive Plan

Under our 2010 executive sales incentive plan for our fiscal year ending December 31, 2010, Mr. Dechant was eligible to earn total cash commissions equal to 0% to 40% of his base salary if we achieved our revenue and gross margin goals for each quarter and the full years set forth below. Mr. Dechant’s commissions are based on two separate gates: (i) 75% of his target commission would be earned based on our achievement of our quarterly and annual revenue goals, and (ii) 25% of his target commission would be earned based on our achievement of our quarterly and annual gross margin percentage goals, in each case as set forth in our annual budget for our fiscal year ending December 31, 2010. In addition, Mr. Dechant was eligible to earn additional commissions if we over-achieved our revenue and gross margin goals, based on the amount of such over-achievement. Pursuant to the plan, (a) if we did not achieve at least 96% of our revenue goal for a particular quarter or the year, then Mr. Dechant was not eligible for 75% of his target commission for such quarter or the year, and (b) if we did not achieve at least 97.5% of our gross margin goal for a particular quarter or the year, then Mr. Dechant was not eligible for 25% of his target commission for such quarter or the year. If (I) we achieved between 96% and 100% of our revenue goal for a particular quarter or the year, then Mr. Dechant would have received up to 75% of his target commission for such quarter or the year, and (II) we achieved between 97.5% and 100% of our gross margin goal for a particular quarter or the year, then Mr. Dechant would have received up to 25% of his target commission for that quarter or the year. If (A) our actual revenue for the year was in excess of our revenue goal for the full year or (B) we achieved at least 100% of our gross margin goal for the year, then Mr. Dechant would have received additional commissions above his target commission up to a maximum additional commission of $400,000. For our fiscal year ended December 31, 2010, Mr. Dechant received a bonus equal to approximately 7% of his base salary, or $23,156, in sales commissions.

Stock-based awards. The Compensation Committee uses stock-based awards to help align our executive officers’ interests with those of our stockholders and to encourage our executive officers to contribute to our long-term market performance. Equity awards to our Named Executive Officers generally vest in equal installments every six months over five years from the date of grant with an exercise price not less than the fair market value of our common stock on the date of grant, so that the officer only has the opportunity to earn compensation from his or her options if the market price of our common stock increases above the exercise price when the options are vested. Ms. Marinello was awarded 500,000 stock options that vest in equal installments every six months over four years. In authorizing any equity grant, the Compensation Committee considers the position and total compensation package of each Named Executive Officer, and the number of shares of our common stock or options that each of the Named Executive Officers already holds.

Employment Agreements and Severance and Change of Control Provisions

We have entered into employment agreements with each of our Named Executive Officers, which are described in greater detail below under “Employment Agreements.” Among other things, these employment agreements generally provide (1) for severance benefits if the executive’s employment with us is terminated without cause or by the executive for good reason and (2) other than in the case of Ms. Marinello, for increased severance benefits if the executive’s employment with us is terminated without cause or by the executive for good reason within 24 months after a change of control (as defined in the agreement) or within six months before a change of control and after we sign an agreement for a change of control. We designed the change in control provisions of our employment agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of Stream and our stockholders, without having to be concerned about their future employment. These agreements also help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us.

Retirement, Perquisites and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Our Named Executive Officers are eligible to participate in all of our employee benefit plans on the same basis as our other employees. The company suspended its matching contributions during 2010.

Certain of our Named Executive Officers are also eligible to receive reimbursement from us for certain costs associated with tax and estate planning, premiums on life insurance policies, and temporary housing and relocation. The amounts reimbursed to each Named Executive Officer are set forth in the table entitled “Summary Compensation.” We offer these perquisites in order to remain competitive.

Tax matters

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies from taking a tax deduction for compensation over $1,000,000 paid in any year to each of its chief executive officer and up to three other officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders pursuant to the Exchange Act by reason of being among the company’s most highly compensated officers unless certain requirements are met. In general, we seek to structure the stock-based compensation granted to our executive officers to allow us to deduct the officers’ compensation; however, it is possible that compensation from our executive officers’ stock-based compensation may not be exempted from Section 162(m). In addition, the Compensation Committee may choose from time to time to authorize executive compensation that is not exempt from the $1,000,000 limit if the Committee believes the compensation is appropriate and in the best interests of Stream and our stockholders, after taking into consideration general business conditions and the performance of our executives.

2011 Executive Retention Bonuses

On March 8, 2011, the Compensation Committee approved retention bonuses for certain members of the company’s executive team, including two Named Executive Officers, Messrs. Dechant and Lacey. If Messrs. Dechant and Lacey are employed by the company at each of June 30, 2011 and December 31, 2011, as well as on the date of distribution of the bonus awards, each will be paid cash bonuses equal to 20% of their respective base salaries ($65,000 for Mr. Dechant and $70,000 for Mr. Lacey) on each such date.

Compensation of our Executive Officers

Summary Compensation Table

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers during the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(9)	Total ($)
Kathryn Marinello (3) Chairman, Chief Executive Officer and President	2010	261,769	300,000	—	1,975,000	—		—	2,536,769

R. Scott Murray (4) Former Chairman, Chief Executive Officer and President	2010	527,872	—	—	3,950,000	—		255,079	4,732,951
	2009	595,000	—	—	5,950,000	107,100	(6)	57,517	6,709,617

Dennis Lacey Executive Vice President and Chief Financial Officer	2010	329,808	70,000	611,000	1,382,500	—		17,507	2,410,815

Robert Dechant	2010	323,076	65,000	—	—	23,156	(7)	10,406	421,638
Executive Vice President, Global Sales and Marketing	2009	300,000	—	628,000	1,570,000	91,500	(8)	12,110	2,601,610

Robert Lyons (5)	2010	325,000	—	—	—	—		89,827	414,827
Former Executive Vice President and Chief Technology Officer

(1)	Represents discretionary cash bonuses approved by the Compensation Committee.
(2)	These amounts represent the dollar amount of the aggregate grant date fair value of awards for fiscal years 2010 and 2009, computed in accordance with FASB ASC Topic 718, or Topic 718. With respect to options, these amounts do not represent the actual amounts paid to or realized by the Named Executive Officer during fiscal years 2010 and 2009, and there can be no assurance that the Topic 718 amount will ever be realized. A description of the assumptions we used for purposes of determining grant date fair value is set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 2, 2011.
(3)	Ms. Marinello joined Stream in August 2010.
(4)	Mr. Murray resigned from his positions as our Chairman, Chief Executive Officer and President in August 2010.
(5)	Mr. Lyons joined Stream in September 2009 and resigned from his position as our Executive Vice President and Chief Technology Officer in December 2010.
(6)	Represents a discretionary bonus awarded to R. Scott Murray under our 2009 management incentive plan.
(7)	Represents sales commissions paid under our 2010 executive sales commission plan.
(8)	Represents (a) $37,500 of sales commissions paid under our 2009 executive sales commission plan and (b) a $54,000 discretionary bonus awarded under our 2009 management incentive plan.

(9)	The amounts reported in the All Other Compensation column reflect, for each Named Executive Officer, as applicable, (a) the amount of our matching contribution under our 401(k) plan (2009 only); (b) the amount we reimbursed each executive for relocation and temporary housing expenses; (c) the amount we reimbursed each executive for costs incurred for estate, tax and financial planning services; (d) the dollar value of accident, disability and death insurance and other life insurance we paid for each executive; (e) the amount we reimbursed each executive for health insurance under COBRA before such individual was eligible to join our health insurance plan; and (f) the dollar value of health, dental, short-term and long-term disability insurance we paid for each executive. Specifically, the All Other Compensation column above includes:

Name	Year	Matching Contribution under our 401(k) Plan ($)	Relocation and Temporary Housing Expenses ($)	Estate, Tax and Financial Planning ($)	Life and Other Supplemental Insurance ($)	Severance ($)		COBRA ($)	Health, Dental, Short-Term and Long- Term Disability ($)	Total ($)
R. Scott Murray	2010	—	—	42,466	22,822	183,077	(10)	—	6,714	255,079
	2009	—	—	49,961	554	—		—	7,002	57,517

Dennis Lacey	2010	—	10,638	—	713	—		2,265	3,891	17,507

Robert Dechant	2010	—	—	—	602	—		—	9,804	10,406
	2009	1,375	—	3,500	544	—		—	6,691	12,110

Robert Lyons	2010	—	89,636	—	—	—		191	—	89,827

(10)	Represents the severance accrued and due from Mr. Murray’s resignation date through December 31, 2010. Pursuant to Mr. Murray’s separation agreement, among other conditions, his severance was subject to a mandatory payment delay pursuant to Internal Revenue Code Section 409A (“Section 409A”) (payable after six months from his resignation date) and also to his continued compliance with certain restrictive covenants under his employment agreement.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table contains information about restricted stock that has not vested and stock options that have not been exercised outstanding as of December 31, 2010 for each of our Named Executive Officers.

	Option Awards (1)						Share Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(2)
Kathryn Marinello	—	500,000		6.00	8/19/2010	8/18/2020	—	—

R. Scott Murray(3)	—	300,000	(4)	6.28	11/10/2009	8/19/2012	—	—
	—	300,000	(4)	6.11	1/4/2010	8/19/2012	—	—

Dennis Lacey	35,000	315,000		6.11	1/5/2010	1/4/2020	—	—
	—	—		—	—	—	90,000	355,500

Robert Dechant	80,000	120,000		6.00	9/23/2008	9/22/2018	—	—
	50,000	200,000		6.28	11/10/2009	11/9/2019	—	—
	—	—		—	—	—	80,000	316,000

Robert Lyons(5)	140,000	210,000		6.00	10/6/2009	7/31/2011	—	—
	—	—		—	—	—	60,000	237,000

(1)	Subject to the continued employment and/or service of the applicable Named Executive Officer, the stock options and restricted stock set forth above vest in equal installments every six months over five years (four years for Ms. Marinello’s options) commencing on the date of grant.

(2)	The market value of the unvested shares of restricted stock is calculated based on a market value of $3.95 per share (the closing price of our common stock on the NYSE Amex on December 31, 2010) multiplied by the number of shares.
(3)	Mr. Murray resigned from his positions as our Chairman, Chief Executive Officer and President in August 2010. Under the terms of his employment agreement, in connection with his separation he received accelerated vesting on an additional twelve months of options, and an extended exercise period on vested options for two years from the date of resignation.
(4)	While all of the stock options are vested, Mr. Murray may not exercise any vested stock options until the occurrence of any of the following conditions: (i) the closing price of our stock equals or exceeds $10.60 for 60 consecutive trading days and our public float (excluding shares owned or held by Ares Corporate Opportunities Fund II L.P., Providence Equity Partners L.P., Ayala Corporation or any of their affiliates, or by our officers or directors (collectively, the “Affiliated Stockholders”)) equals or exceeds $300 million; (ii) the Affiliated Stockholders have, in the aggregate, sold 25% or more of their aggregate ownership as of the date of grant at a price at or above $10.60 per share; or (iii) his death.
(5)	Mr. Lyons joined Stream in September 2009 and resigned from his position as our Executive Vice President and Chief Technology Officer in December 2010. His Separation Agreement provides for accelerated vesting on an additional twelve months of options, and an extended exercise period on vested options through July 31, 2011.

Employment and Separation Agreements

Employment Agreement with Kathryn Marinello

We are a party to an employment agreement, dated as of August 19, 2010, with Kathryn Marinello, providing for her employment as our Chief Executive Officer effective as of such date. The agreement has a term of 18 months and provides for:

•	an annual base salary of $830,000;

•	the opportunity to earn an annual performance-based cash bonus not to exceed 100% of her base salary;

•	a stock option for 500,000 shares of our common stock that vests in equal installments every six months over four years; and

•	the same standard employment benefits to which our other executives and employees are entitled.

As discussed above, it was the judgment of the Compensation Committee and the Board that Ms. Marinello represented an extremely qualified candidate with the requisite skill and experience necessary to meet the challenges facing the company, and that as a result it was necessary to design a compensation package that would successfully engage the candidate. To that end our Compensation Committee took into consideration Ms. Marinello’s prior experience as the Chairman, Chief Executive Officer and President of Ceridian Corporation, and her extensive experience on the board of directors and audit committee of the General Motors Company. The Compensation Committee also took into account the compensation earned by Ms. Marinello at Ceridian and her initial annual base salary at the company is commensurate with the base salary earned by Ms. Marinello at Ceridian.

Ms. Marinello’s employment agreement provides for the following severance payments and/or benefits upon termination of her employment with us:

(1)	If we terminate Ms. Marinello’s employment with cause (as defined in the agreement), or if she voluntarily resigns without good reason (as defined in the agreement), or upon expiration of her term of employment, then she will receive payment of all accrued and unpaid salary and vacation pay through her last day of employment.

(2)	In addition to amounts under (1) above, but subject to Ms. Marinello’s execution of a release of claims in favor of the company, if we terminate Ms. Marinello’s employment without cause or if Ms. Marinello leaves our employment for good reason, then she will receive:

•

the continuation of her base salary, in semi-monthly installments in accordance with our normal payroll practices, for one year or the remainder of her employment term under the agreement, whichever is less;

•

a pro rata portion of any bonus earned but not previously paid, based upon the actual level of achievement of the relevant performance metrics, and paid at the time such bonus otherwise would be paid following the full performance period;

•	accelerated vesting of 25% of her 500,000 stock options; and

•

continued medical benefits (including for eligible dependents), at the company’s sole expense, for 18 months after termination or until she becomes eligible for substantially similar benefits from another employer, after which time Ms. Marinello will be eligible to receive the maximum benefits permitted under the Consolidated Omnibus Reconciliation Act of 1985, 1986 and 1990, or COBRA, at her sole expense (other than administrative fees).

(3)	In addition to amounts under (1) above, if Ms Marinello’s employment is terminated as the result of her death or a disability (as defined in the agreement), then all of her 500,000 stock options will automatically vest.

Ms. Marinello’s employment agreement does not provide for any enhanced severance payments or benefits in the event that her employment is terminated in connection with a change in control of the company. (Payments to Ms. Marinello are subject to the mandatory payment delay under Section 409A).

In addition, for a period ending 18 months after the later of termination of her employment or the date that is 18 months after the effective date of her employment agreement, Ms. Marinello has agreed not to (i) directly or indirectly engage in any business throughout the world that directly or indirectly competes or may compete with the business we (or any of our subsidiaries) are engaged in or are actively considering at the time of her termination, (ii) directly or indirectly recruit, solicit or hire any person who was employed by the company during the 90-day period leading up to her termination of employment, or (iii) solicit, attempt to solicit or influence any current or prospective customer, client, vendor or supplier to divert their business to a competitor of Stream. Ms. Marinello also agreed during and after her employment not to disclose to anyone outside of Stream our confidential or proprietary information.

Employment Agreement with Dennis Lacey

We are a party to an employment agreement, dated as of December 15, 2009, with Dennis Lacey, providing for his employment as our Executive Vice President and Chief Financial Officer. The agreement has an initial term of 12 months, after which it renews automatically for successive one-year terms until either party gives the other written notice of non-renewal. The agreement provides for:

•	a base salary of at least $350,000;

•

an annual bonus under our management incentive plan with a target annual bonus of 60% of his base salary upon our satisfaction of budgeted levels of Adjusted EBITDA and other performance targets set by the Compensation Committee;

•	a stock option for 350,000 shares of our common stock and 100,000 shares of restricted stock, each of which vests in equal installments every six months over five years;

•	reimbursement of temporary housing costs and living expenses up to $8,000 a month through September 30, 2010;

•	reimbursement of relocation costs up to a maximum of $175,000, plus any income tax gross-up amount;

•	reimbursement of the reasonable costs (up to a maximum of $10,000 per year) for tax and estate planning and premiums on life insurance policies; and

•	the same standard employment benefits to which our other executives and employees are entitled.

Mr. Lacey’s employment agreement provides for the following severance payments and/or benefits upon termination of his employment with us:

(1)	If we terminate Mr. Lacey’s employment with cause (as defined in the agreement), if he voluntarily resigns without good reason (as defined in the agreement), or if his employment terminates because of his disability (as defined in the agreement), then he will receive:

•	payment of all accrued and unpaid salary and vacation pay through his last day of employment; and

•	any bonus for the immediately preceding fiscal year that is due and owed to Mr. Lacey and remains unpaid.

(2)	In addition to amounts under (1) above, but subject to Mr. Lacey’s execution of a release of claims in favor of the company, if we terminate Mr. Lacey’s employment without cause or choose not to renew his employment agreement, or if he leaves our employment for good reason, then he will receive:

•	the continuation of his base salary, in semi-monthly installments in accordance with our normal payroll practices, for 12 months; and

•

continued health and dental benefits (including for eligible dependents), at the company’s sole expense, for 12 months after termination or until he becomes eligible for substantially similar benefits from another employer, after which time he will be eligible to receive the maximum benefits permitted under COBRA, at his sole expense (other than administrative fees).

(3)	Within 12 months after a change of control (as defined in the agreement) or within six months before a change of control and after we sign an agreement for a change of control, in addition to amounts under (1) above, but subject to Mr. Lacey’s execution of a release of claims in favor of the company, if we terminate Mr. Lacey’s employment without cause or choose not to renew his employment agreement, or if he leaves our employment for good reason, then he will receive:

•	the continuation of his base salary, in semi-monthly installments in accordance with our normal payroll practices, for 18 months;

•	accelerated vesting of all outstanding unvested equity awards, and he will be entitled to exercise each award until the earlier of 18 months after termination or the expiration date of the award; and

•

continued health and dental benefits (including for eligible dependents), at the company’s sole expense, for 18 months after termination or until he becomes eligible for substantially similar benefits from another employer, after which time he will be eligible to receive the maximum benefits permitted under COBRA, at his sole expense (other than administrative fees).

In addition, for 12 months after the termination of employment (or 18 months in the case of a change in control), provided that he receives the severance-related payments as described above, Mr. Lacey agreed not to engage in any business throughout the world that directly competes with the business we are engaged in at the time of his termination (except through ownership of 1% or 5%, respectively, of any publicly traded company or privately held company) or directly recruit, solicit or hire any of our employees. Mr. Lacey also agreed during and after his employment not to disclose to anyone outside of Stream our confidential or proprietary information.

Employment Agreement with Robert Dechant

We are a party to an employment agreement with Robert Dechant. We entered into our employment agreement with Mr. Dechant on August 7, 2008, and amended it on December 29, 2008, May 6, 2009 and November 10, 2009. Mr. Dechant’s employment agreement has an initial one-year term, after which the agreement renews automatically for successive one-year terms until either party gives the other written notice of non-renewal. The agreement provides for:

•	a base salary of at least $325,000;

•

an annual bonus upon our satisfaction of budgeted levels of Adjusted EBITDA, with a target annual bonus of at least 60% of his base salary. If we over-perform and achieve Adjusted EBITDA greater than our target Adjusted EBITDA, he can earn a bonus of up to 120% of his base salary. If we achieve between 90-100% of our target Adjusted EBITDA, then he can earn a bonus of between 50-100% of his base salary. However, we are not obligated to pay any bonus if we achieve less than 90% of our target Adjusted EBITDA;

•	commissions upon our satisfaction of budgeted revenues and gross margin percentage, with target annual commission if we achieve 100% of such goals of at least 40% of his base salary;

•	reimbursement of the reasonable costs (up to a maximum of $10,000 per year) for tax and estate planning and premiums on life insurance policies; and

•	the same standard employment benefits to which our other executives and employees are entitled.

Mr. Dechant’s employment agreement provides for the following severance payments and/or benefits upon termination of his employment with us:

(1)	If we terminate Mr. Dechant’s employment with cause (as defined in the agreement), then he will receive payment of all accrued and unpaid salary and vacation pay through his last day of employment.

(2)	In addition to amounts under (1) above, if Mr. Dechant’s employment with us terminates for any reason other than for cause, then he will receive a pro rata portion, based on the portion of the year during which he was employed by us, of his annual management incentive plan bonus earned but not previously paid for the year in which the termination occurred, based upon the targets established under that year’s management incentive bonus plan.

(3)	In addition to amounts under (1) and (2) above, if we terminate Mr. Dechant’s employment without cause or choose not to renew his employment agreement, or if he leaves our employment for good reason (as defined in the agreements), or if the executive’s employment terminates because of his death or disability (as defined in the agreement), then he will receive:

•	the continuation of his base salary, in semi-monthly installments in accordance with our normal payroll practices, for 12 months;

•

12 months accelerated vesting of all of his outstanding unvested equity awards, and he will be entitled to exercise each award until the earlier of 12 months after termination or the expiration date of the award;

•

continued health, dental and disability benefits (including for eligible dependents), with Stream paying the employer’s share of the premiums, for 12 months after termination or until he becomes eligible for substantially similar benefits from another employer, after which time he will be eligible to receive the maximum benefits permitted under COBRA, at his sole expense (other than administrative fees); and

•	continued life insurance and long-term disability insurance for 12 months after termination.

(3)	Within 24 months after a change of control (as defined in the agreements) or within six months before a change of control and after we sign an agreement for a change of control, in addition to the amounts in (1) above, if we terminate Mr. Dechant’s employment without cause or choose not to renew his employment agreement, or if he leaves our employment for good reason, or if his employment terminates because of his or her death or disability, then he will receive:

•

a pro rata portion, based on the portion of the year during which he was employed by us, of his annual management incentive plan bonus earned but not previously paid for the year in which the termination occurred, based upon the targets established under that year’s management incentive bonus plan;

•	the continuation of his base salary, in semi-monthly installments in accordance with our normal payroll practices, for 18 months;

•	accelerated vesting of all outstanding unvested equity awards, and he will be entitled to exercise each award until the earlier of 18 months after termination or the expiration date of the award;

•

continued health, dental and disability benefits (including for eligible dependents), with Stream paying the employer’s share of the premiums, for 18 months after termination or until he becomes eligible for substantially similar benefits from another employer, after which time he will be eligible to receive the maximum benefits permitted under COBRA, at his sole expense (other than administrative fees); and

•	continued life insurance and long-term disability insurance for 18 months after termination.

In addition, for 12 months after the termination of employment, provided that he receives the severance-related payments as described above, Mr. Dechant agreed not to engage in any business throughout the world that directly competes with the business we are engaged in at the time of his termination (except through ownership of 1% or 5%, respectively, of any publicly traded company or privately held company) or directly recruit, solicit or hire any of our employees. Mr. Dechant also agreed during and after his employment not to disclose to anyone outside of Stream our confidential or proprietary information.

Separation Agreement with R. Scott Murray

We are a party to a Separation Agreement, dated as of August 19, 2010, with R. Scott Murray, relating to the resignation of Mr. Murray as our Chairman, Chief Executive Officer and President effective as of such date. The Separation Agreement provides that Mr. Murray will receive severance benefits commensurate with the severance benefits payable to him upon a termination without cause under his Employment Agreement, dated July 15, 2008, as amended through the date of his resignation, subject to the terms and conditions of the Separation Agreement and the Employment Agreement. Under the terms of this employment agreement, Mr. Murray is entitled to receive the following:

•	payment of all accrued and unpaid salary and vacation pay through his last day of employment;

•

the continuation of his annual base salary of $595,000, in semi-monthly installments in accordance with our normal payroll practices for two years (and subject to any delay required by Section 409A of the Internal Revenue Code);

•	an amount equal to two times the amount of the actual bonus that he earned for the most recent 12-month period before resignation, or $214,200;

•

12 months of accelerated vesting of his outstanding unvested equity awards, which will remain exercisable for two years after his resignation date (See the “Outstanding Equity Awards at Fiscal Year-End” table above);

•

continued health, disability and dental benefits (including for eligible dependents) at the level in effect at the time of resignation, with Stream paying the employer’s share of the premiums, for 24 months after resignation or until he becomes eligible for substantially similar benefits from another employer, after which time Mr. Murray will be eligible to receive the maximum benefits permitted under the COBRA at his expense (other than administrative fees); and

•	continued life insurance and long-term disability insurance benefits, at the levels in effect at the time of resignation, for 24 months.

In addition, for 18 months after his resignation, Mr. Murray agreed not to engage in any business throughout the world that directly competes with the business we were engaged in at the time his employment ended (except through ownership of 1% or 5%, respectively, of any publicly traded company or privately held company) or to directly recruit, solicit or hire any of our employees who earns an annual salary greater than $125,000. Mr. Murray also agreed not to disclose to anyone outside of Stream our confidential or proprietary information. (Payments to Mr. Murray are subject to the mandatory payment delay under Section 409A).

Separation Agreement with Robert Lyons

We are a party to a Separation Agreement, dated as of December 21, 2010, with Robert Lyons, relating to the resignation of Mr. Lyons as our Executive Vice President and Chief Technology Officer effective December 31, 2010. The Separation Agreement provides that Mr. Lyons will receive the following severance benefits:

•	payment of all accrued and unpaid salary and vacation pay through his last day of employment;

•	provided such bonuses are awarded by the company, payment of any bonus earned but not previously paid pursuant to our 2010 management incentive plan;

•

the continuation of his annual base salary of $325,000, in semi-monthly installments in accordance with our normal payroll practices for 12 months (and subject to any delay required by Section 409A of the Internal Revenue Code);

•	12 months of accelerated vesting of his outstanding unvested equity awards, which will remain exercisable until July 31, 2011 (See the “Outstanding Equity Awards at Fiscal Year-End” table above);

•

continued health and dental benefits (including for eligible dependents), at the company’s sole expense, for 12 months after termination or until he becomes eligible for substantially similar benefits from another employer, after which time he will be eligible to receive the maximum benefits permitted under COBRA, at his sole expense (other than administrative fees);

•	reimbursement of up to $20,000 relating to executive coaching or outplacement services from December 31, 2010 through July 1, 2011;

•	reimbursement of temporary housing expenses up to $4,000 per month (up to a maximum of $24,000 in total) until the earlier of June 30, 2011 or the date on which he sells his home in Ohio;

•

reimbursement, up to a maximum of $127,307 in total, of (i) customary selling and closing costs, excluding loan origination fees or “points,” relating to the sale of his home in Ohio (if such costs are paid by the seller) and purchase of a new home in Massachusetts (if such costs are paid by the buyer), and (ii) up to $60,000 in real estate commissions on such sale, provided he sells his home in Ohio before June 30, 2011; and

•	$20,000 to assist with incidental costs of relocating to Massachusetts.

In addition, for 12 months after the termination of his employment, Mr. Lyons agreed not to engage in any business throughout the world that directly competes with the business we are engaged in at the time of his termination (except through ownership of 1% or 5%, respectively, of any publicly traded company or privately held company) or to directly recruit, solicit or hire any of our employees. Mr. Lyons also agreed not to disclose to anyone outside of Stream our confidential or proprietary information.

Estimated Payments upon Termination or Change of Control

The following table estimates the amounts that would be payable to Kathryn Marinello, Robert Dechant and Dennis Lacey upon termination of their employment under the circumstances described above under “Employment Agreements.” We calculated the amounts shown based upon each executive’s employment agreement described above and upon the hypothetical assumption that each executive’s employment terminated effective December 31, 2010.

Event and Components of Compensation(1)	Kathryn Marinello ($)	Robert Dechant ($)	Dennis Lacey ($)
Involuntary termination other than for cause or termination by executive for good reason
Cash severance payment	830,000	325,000	350,000
Cash bonus(2)	0	0	0
Acceleration of vesting of restricted stock and/or stock options(3)	0	79,000	N/A
Continued medical benefits(4)	22,106	10,217	10,762
Continued life insurance and disability benefits(4)	N/A	2,952	N/A
TOTAL	852,106	417,169	360,762

Termination due to death or disability
Cash severance payment	N/A	325,000	N/A
Cash bonus(2)	N/A	0	N/A
Acceleration of vesting of restricted stock and/or stock options(3)	0	79,000	N/A
Continued medical benefits(4)	N/A	10,217	N/A
Continued life insurance and disability benefits(4)	N/A	2,952	N/A
TOTAL	0	417,169	N/A

During or after change of control, involuntary termination other than for cause or termination by executive for good reason
Cash severance payment	830,000	487,500	525,000
Cash bonus(2)	0	0	0
Acceleration of vesting of restricted stock and/or stock options(3)	0	316,000	355,500
Continued medical benefits(4)	22,106	15,325	16,143
Continued life insurance and disability benefits(4)	N/A	4,672	N/A
TOTAL	852,106	823,497	896,643

(1)	Cash severance payments represent continuation of base salary in accordance with the company’s regular payroll over the severance period, which for Ms. Marinello is the lesser of 12 months and the remainder of the 18-month term under her employment agreement (this table assumes the maximum period of 12 months), and for Messrs. Dechant and Lacey is one year for termination without a change of control and 18 months for termination involving a change of control. For more information on the triggering events and other terms relating to the payments disclosed in this table, see the descriptions of our employment agreements with such executives in the “Employment Agreements” section above.
(2)	This amount represents the annual bonus the executive officer would have earned for our fiscal year ended December 31, 2010, based upon the Adjusted EBITDA goals established by our Board of Directors under our 2010 management incentive plan. Since we did not achieve our Adjusted EBITDA goals for the 2010 fiscal year, no bonuses were awarded to any participant under the 2010 management incentive plan.
(3)	The value of accelerated equity awards is based on the closing price for our common stock on NYSE Amex on December 31, 2010, which was $3.95. Stock options with an exercise price greater than $3.95 would have had no value to the executive as of that date.
(4)	The amounts of the premiums we would pay for insurance for the executives are estimates, based upon the premiums we currently pay.

Compensation of our Directors

We pay the cash fees set forth below only to our non-employee directors who are not affiliated with certain of our financial sponsors (each an “Unaffiliated Director”) for their services as a member of our Board of Directors.

•	Each Unaffiliated Director receives $40,000 annually for serving on our Board of Directors.

•	Each Unaffiliated Director receives an additional $1,250 for each Board meeting he attends in person and $625 for each meeting he attends via teleconference or other “virtual” means.

•	Members of our Compensation Committee and Nominating Committee do not receive any fees for their services on such committees.

•

The members and Chairman of our Audit Committee, which is comprised solely of Unaffiliated Directors, each receives an additional $1,000 for each Audit Committee meeting he attends in person and $500 for each meeting he attends via teleconference or other “virtual” means.

•	Our Audit Committee Chairman receives an additional $12,000 annually.

We do not compensate directors who are affiliated with certain of our financial sponsors nor do we pay additional compensation to directors who are also our employees. Accordingly, none of Messrs. Ayala, Cwertnia, Kaplan, Noell, Santa Maria or Walton, or Mss. Marinello and Richardson, receives any compensation for his or her service as a director. We also do not grant stock options or other equity awards to any of our non-employee directors.

Below are the amounts we paid to each of our non-employee directors for their service on our Board and committees for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)
Gerardo C. Ablaza, Jr.(1)	0
Alfredo I. Ayala	0
G. Drew Conway	56,500
Matthew Cwiertnia	0
Paul G. Joubert	67,750
David B. Kaplan	0
Peter Maquera(2)	0
R. Davis Noell	0
Kevin T. O’Leary(3)	52,625
Julie G. Richardson	0
Jeffrey B. Schwartz(4)	0
Nathan Walton	0

(1)	Mr. Ablaza resigned from our Board of Directors on July 29, 2010.
(2)	Mr. Maquera resigned from our Board of Directors on March 8, 2011.
(3)	Mr. O’Leary resigned from our Board of Directors on November 18, 2010.
(4)	Mr. Schwartz did not stand for re-election and ceased serving on our Board of Directors on June 3, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 15, 2011 by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each member of our Board of Directors, (iii) each of our Named Executive Officers, and (iv) all directors and Named Executive Officers of Stream as a group. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to the stock listed.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent of Outstanding Shares (3)(4)
5% Security Holders
Ares Corporate Opportunities Fund II, L.P. 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067	36,085,134	(5)(6)	44.9

Providence Equity Partners VI International Ltd. c/o Providence Equity Partners Inc. 50 Kennedy Plaza, 18th Floor Providence, RI 02903	13,460,624	(5)(7)	16.7

Ayala Corporation 33rd Floor Tower One Ayala Triangle, Ayala Avenue Makati City, R6 1226 Metro Manila Philippines	20,524,270	(5)(8)	25.5

Named Executive Officers and Directors

R. Scott Murray	3,728,443	(9)	4.6

Kathryn Marinello	62,500	(10)	*

Dennis Lacey	163,230	(11)	*

Robert Dechant	283,650	(12)	*

Robert Lyons	173,650	(13)	*

Alfredo Ayala	—	(14)	*

Drew Conway	451,130		*

Matthew Cwiertnia	—	(15)

Paul Joubert	489,754		*

David Kaplan	—	(16)	*

R. Davis Noell	—	(17)	*

Julie Richardson	—	(18)	*

Gilbert Santa Maria	—		*

Nathan Walton	—	(19)	*

All named executive officers and directors as a group (14 persons)	5,352,725	(20)	6.6

*	Represents less than 1%
(1)	Except as otherwise noted, the address of each person listed in the table above is c/o Stream Global Services, Inc., 20 William Street, Suite 310, Wellesley, Massachusetts 02481.

(2)	All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of April 15, 2011.
(3)	As of April 15, 2011, we had outstanding (a) 80,365,876 shares of our common stock, including shares of common stock that are part of our outstanding, publicly traded units (each unit comprises one share of common stock and one warrant to purchase a share of common stock), and (b) 9,297,013 warrants, including warrants that are part of our publicly traded units, each of which is exercisable for one share of common stock at an exercise price of $6.00 per share.
(4)	In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of common stock subject to options or warrants held by that person or entity that are currently exercisable within sixty days of April 15, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
(5)	Stream, Ares Corporate Opportunities Fund II, L.P. (“Ares”), EGS Dutchco B.V. (“Dutchco”) and NewBridge International Investment Ltd. (“NewBridge”) are parties to a certain Stockholders Agreement, dated as of October 1, 2009 (“Stockholders Agreement”). As a result of the Stockholders Agreement, each of the parties thereto may be deemed to be a member of a group for purposes of Section 13(d) of the Exchange Act. In filings made with the SEC, except as otherwise noted, each of Ares, Dutchco and NewBridge disclaim beneficial ownership of any shares held by the other parties to the Stockholders Agreement.
(6)	Derived from a joint statement on Schedule 13D/A filed with the SEC on October 2, 2009 by (a) Ares, (b) ACOF Management II, L.P. (“ACOF Management II”), (c) ACOF Operating Manager II, L.P. (“ACOF Operating II”), (d) Ares Management LLC (“Ares Management”), and (e) Ares Partners Management Company, LLC (“APMC”) (collectively, the “Ares Entities”). The Schedule 13D/A reported the following:

•	ACOF Management II is the general partner of Ares.
•	ACOF Operating II is the general partner of ACOF Management II.
•	ACOF Operating II is indirectly controlled by Ares Management.
•	Ares Management is indirectly controlled by APMC.
•	Antony P. Ressler is the manager of APMC.
•	Each Ares Entity has shared voting power and shared dispositive power over these securities.
•	Each of Antony P. Ressler, ACOF Management II, ACOF Operating II, Ares Management and APMC, and the partners, members and managers of such entities disclaims beneficial ownership of these securities.
•

The Ares Entities disclaim beneficial ownership of the following securities, which were excluded from the calculation of Ares’ beneficial ownership: (a) 13,460,624 shares reported as beneficially owned by Dutchco in filings with the SEC; and (b) 20,524,270 shares reported as beneficially owned by NewBridge in filings with the SEC.

(7)	Represents securities held directly by Dutchco. Derived from a Form 3 filed with the SEC on October 13, 2009 (the “PEP Form 3”).

•

Based on the PEP Form 3, each of (i) PEP VI International Ltd. (“PEP VI”), as sole general partner of Providence Equity GP VI International L.P. (“Providence GP”); (ii) Providence GP, as sole general partner of Providence Equity Partners VI International Ltd. (“PEP”); (iii) PEP, as parent company of EGS Luxco S.ar.l. (“EGS Luxco”); and (iv) EGS Luxco, as parent company of Dutchco, may be deemed to indirectly own these securities. Each of PEP VI, Providence GP, PEP and EGS Luxco disclaims indirect beneficial ownership except to the extent of each of their pecuniary interests therein.

•

Based on a joint statement on Schedule 13D filed with the SEC on October 13, 2009 by PEP, Ayala Corporation (“Ayala”), Dutchco, NewBridge, and others (the “Joint Schedule 13D”), Dutchco, EGS Luxco, PEP, Providence GP and PEP VI share voting power and dispositive power over these securities.

•	According to the Joint Schedule 13D, each of Dutchco, EGS Luxco, PEP, Providence GP and PEP VI disclaims beneficial ownership of the following shares, which were excluded from the calculation of

PEP’s beneficial ownership: (a) 36,085,134 shares reported as beneficially owned by Ares in filings with the SEC; and (b) 20,524,270 shares reported as beneficially owned by NewBridge in filings with the SEC.

(8)	Represents shares held directly by NewBridge. Derived from a Form 4 filed with the SEC on March 9, 2010 by Ayala (the “Ayala Form 4”).

•

Based on the Ayala Form 4, (i) all of the securities are owned by NewBridge, and (ii) each of Ayala, as parent to Azalea, Azalea as parent company to LiveIt, and LiveIt, as parent company of NewBridge, disclaims indirect beneficial ownership of such securities except to the extent of each of their pecuniary interests therein.

•

Based on a joint statement on Schedule 13D filed with the SEC on October 13, 2009 by NewBridge, PEP, Ayala, Dutchco, and others (the “Joint Schedule 13D”), NewBridge, Ayala, Azalea International Venture Partners, Ltd (“Azalea”) and LiveIt Investments Limited (“LiveIt”) share voting power and dispositive power over these securities.

•

According to the Joint Schedule 13D, NewBridge, Ayala, Azalea and LiveIt disclaim beneficial ownership of the following securities, which were excluded from the calculation of Ayala’s beneficial ownership: (a) 36,085,134 shares reported as beneficially owned by Ares in filings with the SEC; and (b) 13,460,624 shares reported as beneficially owned by Dutchco in filings with the SEC.

(9)	Includes 3,728,443 shares owned by Trillium Capital LLC, of which Mr. Murray is president. Based solely on a Form 4 filed by Mr. Murray with the SEC on February 4, 2011. Mr. Murray resigned from Stream effective August 19, 2010.
(10)	Ms. Marinello is deemed to beneficially own such shares by virtue of vested options to purchase such shares.
(11)	Mr. Lacey is deemed to beneficially own (a) 70,000 of these shares by virtue of vested options to purchase such shares, and (b) 80,000 of these shares which are unvested restricted stock.
(12)	Mr. Dechant is deemed to beneficially own (a) 175,000 of these shares by virtue of vested options to purchase such shares, and (b) 70,000 of these shares which are unvested restricted stock.
(13)	Mr. Lyons resigned from Stream effective December 31, 2010. Mr. Lyons is deemed to beneficially own 140,000 of these shares by virtue of vested options to purchase such shares.
(14)	Excludes 20,524,270 shares reported as beneficially owned by NewBridge, which is controlled by Ayala, of which Mr. Ayala is a Managing Director, which shares voting and investment power over such shares held by NewBridge. Based solely on a Form 3 filed with the SEC on October 1, 2009, Mr. Ayala disclaimed beneficial ownership of such shares.
(15)	Excludes 36,085,134 shares reported as beneficially owned by Ares, which is indirectly controlled by Ares Management LLC, of which Mr. Cwiertnia is a Senior Partner. Based solely on a Form 3 filed with the SEC on June 9, 2009, Mr. Cwiertnia disclaimed beneficial ownership of such shares.
(16)	Excludes 36,085,134 shares reported as beneficially owned by Ares, which is indirectly controlled by Ares Management LLC, of which Mr. Kaplan is a Senior Partner. Based solely on a Form 3 filed with the SEC on August 18, 2008, Mr. Kaplan disclaimed beneficial ownership of such shares.
(17)	Excludes 13,460,624 shares reported as beneficially owned by Dutchco, which is indirectly controlled by Providence Equity Partners, LLC, of which Mr. Noell is a Principal. Based solely on a Form 3 filed with the SEC on October 13, 2009, Mr. Noell disclaimed beneficial ownership of such shares.
(18)	Excludes 13,460,624 shares reported as beneficially owned by Dutchco, which is indirectly controlled by Providence Equity Partners, LLC, of which Ms. Richardson is a Managing Director. Based solely on a Form 3 filed with the SEC on October 13, 2009, Ms. Richardson disclaimed beneficial ownership of such shares.
(19)	Excludes 36,085,134 shares reported as beneficially owned by Ares, which is indirectly controlled by Ares Management LLC, of which Mr. Walton is a Principal. Based solely on a Form 3 filed with the SEC on August 18, 2008, Mr. Walton disclaimed beneficial ownership of such shares.
(20)	Includes (a) 447,500 shares beneficially owned by all executive officers and directors as a group by virtue of vested options to purchase these shares and (b) 150,000 shares beneficially owned by all executive officers and directors as a group by virtue of unvested restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Process for Related Person Transactions

Our Board of Directors has adopted a written policy for the review and approval of “related person transactions,” which are transactions, arrangements or relationships in which Stream is a participant, the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members, each of whom we refer to as a “related person”) has a direct or indirect material interest. All proposed related person transactions must be reported to our General Counsel and reviewed and approved by our Audit Committee. If our General Counsel determines that it is not practicable for the Audit Committee to review and approve the transaction in advance, then he or she may submit the transaction to the Audit Committee for ratification at the first Committee meeting after the transaction and may also seek interim approval by the Chairman of the Audit Committee.

When reviewing a proposed related person transaction, our Audit Committee considers, among other things, the interest of the related person in the transaction, the dollar amount involved, the purpose of the transaction and the potential benefits to Stream, as well as whether the transaction is in the ordinary course of Stream’s business and whether the transaction is as favorable to Stream as a transaction with an unrelated person would be. The Audit Committee approves or ratifies the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Stream’s best interests. The Committee also has discretion to impose any conditions that it deems appropriate on Stream or the related person in connection with the transaction.

Transactions with Related Persons

Since January 1, 2010, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any current director, executive officer, holder of more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Employment Agreements

Stream has employment agreements with Kathryn Marinello, Dennis Lacey and Robert Dechant and separation agreements with R. Scott Murray and Robert Lyons, all of which are described above under the caption “Compensation Discussion and Analysis—Employment and Separation Agreements.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock (“Reporting Persons”) to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a Reporting Person files such a report with the SEC, the Reporting Person is also required to send us a copy. Based solely on our review of copies of reports that we have received from the Reporting Persons, other than one Form 4 relating to the purchase of 500 shares of our common stock that Mr. Murray filed 20 days late, we believe that all of the Reporting Persons complied with all Section 16(a) filing requirements during 2010.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

					PROXY			Please mark your votes like this	☒
1.	Election of Directors Proposal – a proposal to elect ten directors to the Stream Global Services, Inc. Board of Directors, each to serve until the 2012 annual meeting of stockholders. The Board of Directors recommends a vote “FOR” the listed nominees.		FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	2.	Ratification of Ernst & Young LLP Appointment Proposal – a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Stream Global Services, Inc. for the year ending December 31, 2011. The Board of Directors recommends a vote “FOR” this proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	01. Kathryn Marinello (Chairman) 02. Alfredo I. Ayala (Vice Chairman) 03. G. Drew Conway 04. Matthew Cwiertnia	05. Paul G. Joubert 06. David B. Kaplan 07. R. Davis Noell 08. Julie G. Richardson	09. Gilbert Santa Maria 10. Nathan Walton				Please indicate if you plan to attend this meeting		YES ☐	NO ☐

	Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the nominee’s name on the space provided below.					HOUSEHOLDING ELECTION - Please indicate if you consent to receive future investor communications in a single package per household			YES ☐	NO ☐

						For comments, please check this box and write them on the back where indicated.				☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature: Signature (if joint): Date: , 2011.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

STREAM GLOBAL SERVICES, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2011

The undersigned appoints Kathryn Marinello and Dennis Lacey, and each of them, as proxies, each with the power of substitution, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Stream Global Services, Inc. held of record by the undersigned at the close of business on April 25, 2011 at the 2011 Annual Meeting of Stockholders of Stream Global Services, Inc. to be held on June 1, 2011 or at any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED WITH

RESPECT TO ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE PROPOSAL.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

NO PROPOSAL IS CONDITIONED ON THE APPROVAL OF ANY OTHER PROPOSAL.

This proxy is revocable and will be voted as directed by the undersigned.

(Continued, and to be marked, dated and signed, on the other side)